                     April 27, 2018

Dominion Energy Announces First-Quarter 2018 Earnings

•	First-quarter 2018 reported earnings of $0.77 per share
•	First-quarter 2018 operating earnings of $1.14 per share
•	Company expects to produce results that are above the midpoint of the reaffirmed full-year 2018 operating earnings guidance of $3.80 to $4.25 per share
•	Company affirms intention to increase dividends per share by 10% per year through 2019 and 6%—10% in 2020

RICHMOND, Va. – Dominion Energy (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended March 31, 2018, of $503 million ($0.77 per share) compared with earnings of $632 million ($1.01 per share) for the same period in 2017.

Operating earnings for the three months ended March 31, 2018, were $741 million ($1.14 per share), compared to operating earnings of $611 million ($0.97 per share) for the same period in 2017.  Operating earnings are defined as reported earnings adjusted for certain items.

The principal differences between reported earnings and operating earnings for the quarter were a charge associated with Virginia legislation enacted in March that requires one-time rate credits to utility customers and a market loss on our nuclear decommissioning trusts.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company's incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

Thomas F. Farrell, II, chairman, president and chief executive officer, said:

"Our first quarter results were very strong and came in at the top end of our guidance range of $0.95 to $1.15. Given the strong results for the first quarter, we now expect to produce results that are above the midpoint of our guidance range for the year.

"We are pleased to report outstanding operational and record-setting safety results at each of our business segments.

"Construction of the 1,588-megawatt Greensville County combined cycle power station continues on time and on budget.   The project is 84 percent complete and is expected to begin commercial operations in late 2018.

"We continue to make progress on the Atlantic Coast Pipeline and the Supply Header Project, including construction of compressor stations in West Virginia, Pennsylvania and North Carolina.  Both projects remain on schedule for completion in late 2019.

"The Cove Point Liquefaction facility, with a capacity of 5.25 million tons per annum of LNG, was placed into commercial service earlier this month representing the successful completion of a $4 billion, multi-year construction project.

"Finally, we have reviewed our dividend growth rate assumptions with our Board and reconfirm our policy to increase the dividend 10% annually in 2018 and 2019.  The growth rate in 2020 is expected to be between 6% and 10%, depending on the viability of Master Limited Partnership capital markets at that time."

First-Quarter 2018 Reported and Operating Earnings Compared to 2017
Reported earnings decreased 24 cents per share as compared to first-quarter 2017.  Business segment results and detailed descriptions of items included in reported earnings but excluded from operating earnings can be found on schedules 1, 2, and 3 of this release.

Operating earnings increased 17 cents per share as compared to first-quarter 2017 per share operating earnings.   The increase is primarily attributable to the benefits of higher merchant generation margins, farmout transactions, normal weather in our regulated service territory and the impact of tax reform.  Factors offsetting the increase include lower renewable energy investment tax credits and higher financing and share count.

Details of first-quarter operating earnings as compared to 2017 may be found on Schedule 4 of this release.

Second-Quarter 2018 Operating Earnings Guidance
Dominion Energy expects second-quarter 2018 operating earnings in the range of $0.70-$0.80 per share, compared to second-quarter 2017 operating earnings of $0.67 per share.  Positive drivers include earnings contributions from Cove Point, a return to normal weather and the absence of a refueling outage at Millstone Power Station. The company expects negative drivers for the quarter to include lower investment tax credits, higher financing costs and a higher share count.

The company reaffirms its previously issued 2018 operating earnings guidance of $3.80-$4.25 per share.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles. At this time, Dominion Energy management is not able to estimate the aggregate impact of these items on future period reported earnings.

Conference Call Today
The company will host its first-quarter earnings conference call at 10 a.m. ET on Friday, April 27, 2018.  Management will discuss first-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.   International callers should dial (334) 323-9872.  The passcode for the conference call is "Dominion."  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at investors.dominionenergy.com.

A replay of the conference call will be available beginning about 1 p.m. ET April 27 and lasting until 11 p.m. ET May 4.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 67615976.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day April 27.

Dominion Energy is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 26,000 megawatts of electric generation, 14,800 miles of natural gas transmission, gathering and storage pipeline, and 6,600 miles of electric transmission lines. Dominion Energy operates one of the nation's largest natural gas storage systems with approximately 1 trillion cubic feet of storage capacity and serves nearly 6 million utility and retail energy customers. For more information about Dominion Energy, visit the company's website at www.dominionenergy.com.

This release contains certain forward-looking statements, including forecasted operating earnings for second-quarter and full-year 2018 and beyond which are subject to various risks and uncertainties.  Factors that could cause actual results to differ include, but are not limited to: unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures or to Dominion Energy Midstream Partners, and retirements of assets based on asset portfolio reviews; the expected timing and likelihood of completion of the proposed acquisition of SCANA Corporation, including the ability to obtain the requisite approvals of SCANA's shareholders and timing, receipt and terms and conditions of  required regulatory approvals; receipt of approvals for, and timing of, closing dates for other acquisitions and divestitures; the execution of Dominion Energy Midstream Partners' growth strategy; changes in demand for Dominion Energy's services; additional competition in Dominion Energy's industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; the inability to complete planned construction projects within time frames initially anticipated; and the ability of Dominion Energy Midstream Partners to negotiate, obtain necessary approvals and consummate acquisitions from Dominion Energy and third-parties, and the impacts of such acquisitions.   Other risk factors are detailed from time to time in Dominion Energy's and Dominion Energy Midstream Partners' quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.
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CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com
                   Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com

Dominion Energy, Inc. Consolidated Statements of Income* Unaudited (GAAP Based) (millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Operating Revenue	$ 3,466	$ 3,384
Operating Expenses
Electric fuel and other energy-related purchases	744	575
Purchased (excess) electric capacity	14	(17)
Purchased gas	340	305
Other operations and maintenance	796	784
Depreciation, depletion and amortization	498	469
Other taxes	199	189
Total operating expenses	2,591	2,305
Income from operations	875	1,079
Other income	100	162
Interest and related charges	314	292
Income from operations including noncontrolling interests before income tax expense	661	949
Income tax expense	135	275
Net Income Including Noncontrolling Interests	526	674
Noncontrolling Interests	23	42
Net Income Attributable to Dominion Energy	$ 503	$ 632
Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 0.77	$ 1.01
Net income attributable to Dominion Energy - Diluted	0.77	1.01
Dividends Declared Per Common Share	$ 0.835	$ 0.7550

* The notes contained in Dominion Energy's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Unaudited
(millions, except earnings per share)	Three months ended March 31,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 503	$ 632	$ (129)

Pre-tax loss (income) [2]	305	(31)	336
Income tax [2]	(67)	10	(77)
Adjustments to reported earnings	238	(21)	259

OPERATING EARNINGS	$ 741	$ 611	$ 130
By segment:
Power Delivery	156	125	31
Power Generation	348	261	87
Gas Infrastructure	327	263	64
Corporate and Other	(90)	(38)	(52)
	$ 741	$ 611	$ 130

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 0.77	$ 1.01	$ (0.24)
Adjustments to reported earnings (after tax)	0.37	(0.04)	0.41
OPERATING EARNINGS	$ 1.14	$ 0.97	$ 0.17
By segment:
Power Delivery	0.24	0.20	0.04
Power Generation	0.54	0.41	0.13
Gas Infrastructure	0.50	0.42	0.08
Corporate and Other	(0.14)	(0.06)	(0.08)
	$ 1.14	$ 0.97	$ 0.17

Common Shares Outstanding (average, diluted)	650.5	628.1

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.  Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

Schedule 2 - Reconciliation of 2018 Operating Earnings to Reported Earnings

2018 Earnings (Three months ended March 31, 2018)

The $305 million pre-tax net effect of the adjustments included in 2018 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$215 million charge associated with Virginia legislation enacted in March that requires one-time rate credits of certain amounts to utility customers.
•	$43 million net loss related to our investments in nuclear decommissioning trust.
•	$31 million of restoration costs associated with Winter Storm Riley primarily affecting our Virginia service territory.
•	$16 million of transaction and transition costs associated with the Dominion Energy Questar combination and the proposed acquisition of SCANA Corporation.

(millions, except per share amounts)	1Q18	2Q18	3Q18	4Q18	YTD 2018
Reported earnings	$503				$503
Adjustments to reported earnings [1]:
Pre-tax loss (income)	305				305
Income tax	(67)				(67)
	238				238
Operating earnings	$741				$741
Common shares outstanding (average, diluted)	650.5				650.5
Reported earnings per share	$0.77				$0.77
Adjustments to reported earnings (after-tax)	0.37				0.37
Operating earnings per share	$1.14				$1.14

1) Adjustments to reported earnings are reflected in the following table:
	1Q18	2Q18	3Q18	4Q18	YTD 2018
Pre-tax loss (income):
Impact of Virginia rate legislation	215				215
Net loss on NDT funds	43				43
Storm costs	31				31
Merger-related transaction and transition costs	16				16

	$305				$305
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(67)				(67)
	($67)				($67)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated  annual effective tax rate.

Schedule 3 - Reconciliation of 2017 Operating Earnings to Reported Earnings

2017 Earnings (Twelve months ended December 31, 2017)

The $235 million pre-tax net effect of the adjustments included in 2017 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$158 million of impairment charges associated with our equity method investments in wind-powered generation facilities.
•	$72 million of transaction and transition costs, primarily associated with the Dominion Energy Questar combination.
•	$46 million net gain related to our investments in nuclear decommissioning trust funds.

The 2017 Tax Reform Act reduced the corporate income tax rate from 35% to 21%.  Dominion Energy recognized $851 million of tax benefits resulting from the re-measurement of deferred income taxes to the new corporate income tax rate.

(millions, except per share amounts)	1Q17	2Q17	3Q17	4Q17	YTD 2017	[2]
Reported earnings	$632	$390	$665	$1,312	$2,999
Adjustments to reported earnings [1]:
Pre-tax loss (income)	(31)	47	12	207	235
Income tax	10	(16)	(5)	(934)	(945)
	(21)	31	7	(727)	(710)
Operating earnings	$611	$421	$672	$585	$2,289
Common shares outstanding (average, diluted)	628.1	629.2	642.5	643.9	636.0
Reported earnings per share	$1.01	$0.62	$1.03	$2.04	$4.72
Adjustments to reported earnings (after-tax)	(0.04)	0.05	0.01	(1.13)	(1.12)
Operating earnings per share	$0.97	$0.67	$1.04	$0.91	$3.60

1) Adjustments to reported earnings are reflected in the following table:
	1Q17	2Q17	3Q17	4Q17	YTD 2017
Pre-tax loss (income):
Impairments of equity method investments				158	158
Merger-related transaction & transition costs	3	20	16	33	72
Net gain on NDT funds	(34)	(3)	(4)	(5)	(46)
Other		30		21	51

	($31)	$47	$12	$207	$235
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	10	(16)	(5)	(83)	(94)
Re-measurement of Deferred Tax Balances **				(851)	(851)

	$10	($16)	($5)	($934)	($945)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

** Federal tax reform, enacted in December 2017, reduced the corporate income tax rate from 35% to 21%, effective 1/1/2018. Deferred taxes are required to be measured at the enacted rate in effect when they are expected to reverse.  As a result, deferred taxes were re-measured to the 21% rate.  For regulated entities, where the reduction in deferred taxes is expected to be recovered or refunded in future rates, the adjustment was recorded to a regulatory asset or liability instead of income tax expense.

2) YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Reconciliation of 1Q18 Earnings to 1Q17

Preliminary, Unaudited	Three Months Ended March 31, 2018 vs. 2017 Increase / (Decrease)
(millions, except EPS)

Reconciling Items	Amount	EPS

Change in reported earnings (GAAP)	($129)	($0.24)

Change in Pre-tax loss (income) [1]	336
Change in Income tax [1]	(77)
Adjustments to reported earnings	$259	$0.41

Change in consolidated operating earnings	$130	$0.17

Power Delivery [2]
Regulated electric sales:
Weather	$14	$0.02
Other	4	0.01
FERC Transmission equity return	4	0.01
Tax reform impacts	0	0.00
Other	9	0.01
Share dilution	-	(0.01)
Change in contribution to operating earnings	$31	$0.04

Power Generation [2]
Regulated electric sales:
Weather	$28	$0.04
Other	(9)	(0.01)
Merchant generation margin	61	0.10
Electric capacity	(18)	(0.03)
Tax reform impacts	23	0.04
Other	2	0.01
Share dilution	-	(0.02)
Change in contribution to operating earnings	$87	$0.13

Gas Infrastructure [2]
Farmout transactions	$32	$0.05
Transportation and storage growth projects	8	0.01
Cove Point import contracts	(9)	(0.01)
Tax reform impacts	32	0.05
Other	1	0.00
Share dilution	-	(0.02)
Change in contribution to operating earnings	$64	$0.08

Corporate and Other [2]
Renewable energy investment tax credits	($35)	($0.05)
Tax reform impacts	($19)	(0.03)
Interest expense and other	2	0.00
Change in contribution to operating earnings	($52)	($0.08)

Change in consolidated operating earnings	$130	$0.17

Change in adjustments included in reported earnings[1]	($259)	($0.41)

Change in consolidated reported earnings	($129)	($0.24)

1)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings. Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

2)	For period over period comparability reconciling items tax effected using a 35 percent federal tax rate. Segment specific tax reform impacts outlined as individual reconciling items.

Note: Figures may not add due to rounding